Exhibit 10.10

CNET Networks, Inc.

Outside Director Compensation Plan

Originally adopted by the Board of Directors June 10, 2003

Revised July 19, 2005

Plan Objective

The CNET Networks, Inc. Outside Director Compensation Plan is designed to attract and retain board members who possess the highest qualifications, integrity and independence and to compensate them appropriately for their services.

Eligibility

The Plan is available to members of the CNET Networks Board of Directors who are not employees of the Company.

Effective Date of the Plan

The revised Plan is in effect for meetings after July 1, 2005 and shall remain in effect until repealed by the Board of Directors, and supercedes any prior plan.

Plan Administration

The Governance Committee is responsible for administering the Plan in its sole discretion and judgment.

Annual Cash Retainer

Each member of the Board of Directors shall receive an annual retainer of $15,000 payable in cash in equal installments on a quarterly basis within thirty days following the end of the quarter. Payments shall be pro-rated to reflect service for periods of less than a full quarter. In the event of a director’s resignation or removal, a pro rated payment shall be made within thirty days of termination of service.

The Chair of the Audit Committee shall receive an annual retainer of $8,000 and the Chair of each other committee shall receive an annual retainer of $5,000, payable in the same manner as the board retainer.

Meeting Fees

Each member of the Board of Directors shall receive a fee equal to $2,000 for each board meeting attended in person and $500 for each board meeting attended by telephone. Each member of a committee shall receive a fee equal to $1,000 for each committee meeting attended, whether in person or by phone, provided that no fees shall be paid with respect to committee meetings held in conjunction with board meetings. Meeting fees shall be paid within thirty days of the end of each quarter for all meetings held during the quarter.

Option Grants

Each director shall be entitled to an annual option grant in the amount of 20,000 shares. The grant shall be made in conjunction with the annual company-wide grant to all employees pursuant to the same form of agreement used for director grants prior to the adoption of this Plan, provided that the removal of restrictions on sale of shares acquired pursuant to the option grant shall occur in one installment on the first anniversary of the grant.

In addition, upon joining the board, a member shall be entitled to receive an option grant in the amount of 60,000 options pursuant to the same form of agreement used for director grants prior to the adoption of this Plan, with restrictions on sale of shares acquired pursuant to the option grant to be removed 1/3 on the first anniversary of the grant and 1/36 per month thereafter.

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